EXHIBIT 7.1











                            STOCK PURCHASE AGREEMENT

                                  by and among

                      FORTUNE DIVERSIFIED INDUSTRIES, INC.,



                           KINGSTON SALES CORPORATION

                                       and

                               ROBERT J. KINGSTON



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                            STOCK PURCHASE AGREEMENT

     THIS STOCK PURCHASE AGREEMENT (this "Agreement") is entered into effective as of 11:59 p.m. on July 31, 2002 ("Effective Date"), by and among KINGSTON SALES CORPORATION, an Indiana corporation ("Company"), ROBERT J. KINGSTON ("Seller"), and FORTUNE DIVERSIFIED INDUSTRIES, INC., a Delaware corporation ("Buyer").

                                   BACKGROUND

     Company is engaged in the business (the "Business") of being an independent sales representative firm for consumer and commercial electronic products.

     The parties hereto desire to provide for the acquisition by Buyer of Company through the sale by Seller to Buyer of all the outstanding shares of capital stock of Company, which are owned beneficially and of record by Seller, all on the terms and conditions set forth in this Agreement.

     NOW THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants and agreements herein contained, the parties hereto, intending to be legally bound, agree as follows:

     SECTION 1. ACQUISITION OF SHARES.

     1.1 Sale and Purchase of Shares of Company. Subject to the terms and conditions of this Agreement, at the Closing (as herein defined), Seller shall sell, transfer and deliver to Buyer 1,000 shares of the common stock, no par value, of Company, constituting all of the outstanding shares of Company's capital stock (the "Shares"), and Buyer shall purchase the Shares for the consideration set forth in Section 2.

     SECTION 2. PURCHASE PRICE AND PAYMENT.

     2.1 Purchase Price. Subject to Section 2.2, the purchase price (the "Purchase Price") for the Shares shall be $3,250,000 in cash of which $3,000,000 shall be paid by wire transfer pursuant to instructions previously given by Seller to Buyer for that purpose at Closing. Subject to the following contingencies, Buyer shall pay to Seller the remaining amount of $250,000 (the "Post-Closing Payment") on or beforeDecember 15, 2004. The payment of the full Post-Closing Payment amount is contingent upon Company attaining a cumulative EBIT of at least $2,325,000 during the period September 1, 2002 to August 31, 2004. If Company does not attain a cumulative EBIT of at least $2,325,000 during the period September 1, 2002 to August 31, 2004 but does attain a cumulative EBIT of at least $2,125,000, Buyer shall pay to Seller a Post-Closing Payment in the amount of $150,000 on or before December 15, 2004. If Company does not attain a cumulative EBIT of at least $2,125,000 during the period September 1, 2002 to August 31, 2004, but does attain a cumulative EBIT of at least $1,925,000, Buyer shall pay to Seller a Post-Closing Payment in the amount of $100,000 on or before December 15, 2004. If Company does not attain a cumulative EBIT of at least $1,925,000 during the period September 1, 2002 to August 31, 2004, Buyer shall not pay to Seller any Post-Closing Payment. Notwithstanding the foregoing, Buyer shall not pay any Post-Closing Payment amount if Seller exercises the Put Option with respect to twenty-five percent (25%) or more of the FDI Stock; provided, however, that if Seller exercises the Put Option with respect to twenty-five percent (25%) or more of the FDI stock and Seller remains employed by Company, Buyer or any Affiliate of Company or Buyer for a period of three (3) years following Closing, then notwithstanding Seller's exercise of the Put Option, Buyer shall pay to Seller the Post-Closing Payment amount earned under the immediately preceding sentence (if any) within thirty (30) days following the third anniversary of Closing. As used in this Agreement, "Affiliate" shall have the meaning specified in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act of 1934, as amended. "EBIT" shall be defined as accrued earnings before any interest paid by Company as a result of Buyer taking out part or all of Company's earnings and income taxes. For example, if Buyer causes Company to distribute five hundred thousand dollars ($500,000) of Company's earnings to Buyer and Company borrows five hundred thousand dollars ($500,000) on its line of credit in order to fund its operations, the interest paid by Company on its


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line of credit shall be added back to Company's earnings to calculate EBIT.
Buyer shall cause its outside accountant to calculate EBIT during the period of September 1, 2002 to August 31, 2004, and shall provide a written explanation of such calculation to Seller on or before October 15, 2004. Buyer's calculation of EBIT shall be final and binding upon the Parties unless Seller objects to such calculation within fifteen (15) days of the receipt thereof, in which case Buyer and Seller shall exercise their respective best efforts to resolve such dispute within fifteen (15) days of Seller's objection. If Buyer and Seller are unable to agree on a final calculation of EBIT within this fifteen (15) day period, then KPMG (the "Arbitrating Accounting Firm") shall make a final determination. In such case, each of Buyer and Seller shall inform the Arbitrating Accounting Firm of their respective calculations of EBIT, and each shall be granted the opportunity to provide to the Arbitrating Accounting Firm verbal and written explanations of their respective calculations. The Arbitrating Accounting Firm shall be instructed to complete its calculations within thirty (30) days of its engagement. The determination of the Arbitrating Accounting Firm shall be final and binding upon the Parties. The fees of the Arbitrating Accounting Firm shall be paid by the non-prevailing Party in any such dispute, as determined by the Arbitrating Accounting Firm. Any deposit required by the Arbitrating Accounting Firm shall be paid initially by Buyer, but if Buyer prevails in such dispute, Seller shall reimburse Buyer for the deposit. The date for payment of the Post-Closing Payment shall be extended beyond December 15, 2004 if application of the foregoing dispute resolution mechanism extends beyond such date, to the date that is ten (10) days following the date of final resolution of such dispute. In addition, at Closing, Buyer shall issue to Seller, eight million (8,000,000) shares of Buyer's common stock valued at a bid price of $.12 per share on July 31, 2002 (the "FDI Stock").

     2.2 Purchase Price Adjustment. If on the Effective Date, the Company's Current Assets do not exceed the Company's Current Liabilities by at least $2,200,000 ("Minimum Net Worth"), the Purchase Price shall be decreased in an amount equal to the difference between the Minimum Net Worth and the actual difference between Current Assets and Current Liabilities. Current Assets shall be defined as cash, accounts receivable (net of a reserve for bad debt in the amount of $439,000 (the "Bad Debt Reserve")) and inventory. Current Liabilities shall be defined as accounts payable and notes payable (including but not limited to the Bank One Line of Credit (as hereinafter defined)). On or about the Closing Date, Seller and Buyer shall jointly take a physical inventory of the Company. No obsolete (held by Company more than 180 days) or damaged items shall be counted. The inventory shall be valued at Company's cost (net of all discounts and rebates).

     Within forty-five (45) days of the Closing, Buyer and Seller shall reconcile and agree upon the cash, accounts receivable (net of the Bad Debt Reserve), inventory, accounts payable and notes payable that existed on the Closing Date. If upon reconciliation the Minimum Net Worth has not been attained, Seller shall promptly refund to Buyer in cash an amount equal to the amount of the deficiency. Additionally, within one hundred twenty (120) days of Closing, Buyer and Seller shall reconcile and agree upon the amount of accounts receivable that existed on the Closing Date and that Company could not collect within ninety (90) days after the Closing Date after exerting commercially reasonable collection efforts. If such amount of uncollected accounts receivable shall exceed the Bad Debt Reserve, Seller shall pay promptly to Buyer an amount equal to the amount of such excess, and contemporaneously with such payment Company shall assign all such uncollected accounts receivable (in excess of the Bad Debt Reserve) to Seller, who shall be free to collect such accounts receivable personally.

     If Buyer and Seller are unable to agree on a final calculation of the difference between Current Assets and Current Liabilities, or a final calculation of collected and uncollected accounts receivable, on or before the respective deadlines therefor specified in the foregoing paragraph, then the Arbitrating Accounting Firm shall make a final determination thereof. In such case, each of Buyer and Seller shall inform the Arbitrating Accounting Firm of their respective calculations of the amounts at issue, and each shall be granted the opportunity to provide to the Arbitrating Accounting Firm verbal and written explanations of their respective calculations. The Arbitrating Accounting Firm shall be instructed to complete its calculations within thirty (30) days of its engagement. The determination of the Arbitrating Accounting Firm shall be final and binding upon the Parties. The fees of the Arbitrating Accounting Firm shall be paid by the non-prevailing Party in any such dispute, as determined by the Arbitrating Accounting Firm. Any deposit required by the Arbitrating Accounting Firm shall be paid initially by Buyer, but if Buyer prevails in such dispute, Seller shall reimburse Buyer for the deposit. The date for payment of


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any amounts payable under the preceding paragraph shall be extended if application of the foregoing dispute resolution mechanism extends beyond such date, to the date that is ten (10) days following the date of final resolution of such dispute.

     2.3 Put Option. Subject to the limitations and restrictions described below, Seller may, in his sole discretion, sell any or all of the FDI Stock to Buyer and Buyer shall purchase any of the FDI Stock offered by Seller if any of the following conditions are met (the "Put Option"):

     If during the period September 1, 2002 to August 31, 2004, Cumulative Company EBITDA is greater than $1,600,000: Buyer shall have a cash put at $.125 per share. For example, 8,000,000 shares x $.125 = $1,000,000 cash.

     If during the period September 1, 2002 to August 31, 2004, Cumulative Company EBITDA is greater than $2,000,000: Buyer shall have a cash put at $.175 per share. For example, 8,000,000 shares x $.175 = $1,400,000 cash.

     If during the period September 1, 2002 to August 31, 2004, Cumulative Company EBITDA is greater than $2,400,000: Buyer shall have a cash put at $.225 per share. For example, 8,000,000 shares x $.225 = $1,800,000 cash.

     If during the period September 1, 2002 to August 31, 2004, Cumulative Company EBITDA is greater than $3,000,000: Buyer shall have a cash put at $.300 per share. For example, 8,000,000 shares x $.300 = $2,400,000 cash.

     Seller may only exercise the Put Option during the period October 15, 2004 to November 30, 2004. In addition, Seller may only exercise the Put Option if the average bid price per share during the period October 1, 2004 to October 31, 2004 is less than the proposed put price, or if the FDI Stock is not listed on the OTC Bulletin Board, the New York Stock Exchange, NASDAQ or another nationally-recognized securities market or exchange during the period October 1, 2004 to October 31, 2004. Any closing on a sale of FDI Stock to Buyer shall occur within ninety (90) days of Buyer's receipt of written notice from Seller requesting exercise of his put option.

     EBITDA shall be defined as accrued earnings before any interest paid by Company as a result of Buyer taking out part or all of Company's earnings, income taxes, depreciation and amortization. For example, if Buyer causes Company to distribute five hundred thousand dollars ($500,000) of Company's earnings to Buyer and Company borrows five hundred thousand dollars ($500,000) on its line of credit in order to fund its operations, the interest paid by Company on its line of credit shall be added back to Company's earnings to calculate EBITDA. Buyer shall cause its outside accountant to calculate EBITDA during the period of September 1, 2002 to August 31, 2004, and shall provide a written explanation of such calculation to Seller on or before October 15, 2004. Buyer's calculation of EBITDA shall be final and binding upon the Parties unless Seller objects to such calculation within fifteen (15) days of the receipt thereof, in which case Buyer and Seller shall exercise their respective best efforts to resolve such dispute within fifteen (15) days of Seller's objection. If Buyer and Seller are unable to agree on a final calculation of EBITDA within this fifteen (15) day period, then the Arbitrating Accounting Firm shall make a final determination. In such case, each of Buyer and Seller shall inform the Arbitrating Accounting Firm of their respective calculations of EBITDA, and each shall be granted the opportunity to provide to the Arbitrating Accounting Firm verbal and written explanations of their respective calculations. The Arbitrating Accounting Firm shall be instructed to complete its calculations within thirty (30) days of its engagement. The determination of the Arbitrating Accounting Firm shall be final and binding upon the Parties. The fees of the Arbitrating Accounting Firm shall be paid by the non-prevailing Party in any such dispute, as determined by the Arbitrating Accounting Firm. Any deposit required by the Arbitrating Accounting Firm shall be paid initially by Buyer, but if Buyer prevails in such dispute, Seller shall reimburse Buyer for the deposit. The period for exercise of the Put Right shall be postponed if application of the foregoing dispute resolution mechanism extends beyond November 1, 2004, in which case the exercise period shall begin on the date that is ten (10) days following the date of final resolution of


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such dispute and shall continue until and including the date that is seventy-one
(71) days following the date of final resolution.

     SECTION 3. REPRESENTATIONS AND WARRANTIES REGARDING SELLER.

     Seller hereby represents and warrants to Buyer as of the date of this Agreement as follows:

     3.1 Power and Authorization. Seller has full capacity, legal right, power and authority to enter into and perform his obligations under this Agreement and under the other agreements and documents (the "Seller Transaction Documents") required to be executed and delivered by him prior to or at the Closing. This Agreement has been duly and validly executed and delivered by Seller and constitutes the legal, valid and binding obligation of Seller enforceable against Seller in accordance with its terms except as the same may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other laws affecting the enforcement of creditor's rights in general, and except that the enforceability of the Seller Transaction Documents is subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or law). When executed and delivered as contemplated herein, each of the Seller Transaction Documents shall constitute the legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms except as the same may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other laws affecting the enforcement of creditor's rights in general, and except that the enforceability of the Transaction Documents is subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or law).

     3.2 No Conflicts.

          (a) The execution, delivery and performance of this Agreement and the Transaction Documents do not and will not (with or without the passage of time or the giving of notice):

               (i) violate or conflict with any law binding upon Seller;

               (ii) violate or conflict with, result in a breach of, or constitute a default or otherwise cause any loss of benefit under any material agreement or other material obligation to which Seller is a party or by which Seller or any of Seller's assets are bound, or give to others any rights (including rights of termination, foreclosure, cancellation or acceleration), in or with respect to Seller or any of its assets including, without limitation, any of the Shares; or

               (iii) result in, require or permit the creation or imposition of any restriction, mortgage, deed of trust, pledge, lien, security interest or other charge, claim or encumbrance of any nature upon or with respect to the Shares.

          (b) Each consent or approval of, or registration, notification, filing and/or declaration with, any court, government or governmental agency or instrumentality, creditor, lessor or other person required to be given or made by Seller in connection with the execution, delivery and performance of this Agreement and the other agreements and instruments contemplated herein has been obtained or made, or will be obtained or made prior to the Closing.

          (c) There are no judicial, administrative or other governmental actions, proceedings or investigations pending or, to the knowledge of Seller, threatened, that question any of the transactions contemplated by, or the validity of, this Agreement or any of the other agreements or instruments contemplated hereby or which, if adversely determined, would have an adverse effect upon the ability of Seller to enter into or perform his obligations under this Agreement or any such other agreements or instruments. Seller has not received any request from any governmental agency or instrumentality for information with respect to the transactions contemplated hereby.


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     3.3 Ownership of the Shares. Seller owns the Shares beneficially and of record, free and clear of any restriction, mortgage, deed of trust, pledge, lien, security interest or other charge, claim or encumbrance. There are no shareholder or other agreements affecting the right of Seller to convey the Shares to Buyer or any other right of Seller with respect to the Shares, and Seller has the absolute right, authority, power and capacity to sell, assign and transfer the Shares to Buyer free and clear of any restriction, mortgage, deed of trust, pledge, lien, security interest or other charge, claim or encumbrance (except for restrictions imposed generally by applicable securities laws). Upon delivery to Buyer of the certificates for the Shares at the Closing, Seller will transfer good, valid and marketable title to the Shares, free and clear of any restriction, mortgage, deed of trust, pledge, lien, security interest or other charge, claim or encumbrance.

     3.4 Brokers. No person acting on behalf of Seller or any of Seller's Affiliates or under the authority of any of the foregoing is or will be entitled to any brokers' or finders' fee or any other commission or similar fee, directly or indirectly, from any of such parties in connection with any of the transactions contemplated by this Agreement.

     3.5 Full Disclosure. All documents and other papers (or copies thereof) delivered by or on behalf of Seller in connection with the transactions contemplated by this Agreement are in the same form as they were maintained by Seller, without alteration and are accurate and complete as to items in the custody of Seller in all material respects.


     3.6 Investment Representations and Covenants.

          (i) Seller understands that as of the Closing Date the FDI Stock will not be registered under the Securities Act of 1933, as amended (the "Securities Act"), or any state securities laws on the grounds that the issuance of the FDI Stock is exempt from registration pursuant to Section 4(2) of the Securities Act or Regulation D promulgated under the Securities Act and applicable state securities laws, and that the reliance of Buyer on such exemptions is predicated in part on Seller's representations, warranties, covenants and acknowledgments set forth in this Section 3.6.

          (ii) Seller represents and warrants that he is an "accredited investor" as defined in Rule 501 promulgated as part of Regulation D under the Securities Act.

          (iii) Seller represents and warrants that the FDI Stock to be acquired by him upon consummation of the transactions contemplated herein will be acquired by him for his own account, not as a nominee or agent, and without a view to resale or other distribution within the meaning of the Securities Act and the rules and regulations thereunder, and that he will not distribute all or any portion of the FDI Stock in violation of the Securities Act.

          (iv) Seller acknowledges that the shares of FDI Stock are characterized as "restricted securities" under the federal securities laws inasmuch as they are being acquired in a transaction not involving a public offering and that under such laws and applicable regulations such securities may be resold without registration under the Securities Act, only in certain limited circumstances.

          (v) Seller represents and warrants that he has such knowledge and experience in financial and business matters such that he is capable of evaluating the merits and risks of his investment in the FDI Stock.

          (vi) Seller is in a financial position to afford to hold the FDI Stock indefinitely, Seller's financial condition being such that he is not presently under (and does not contemplate any future) necessity or constraint to dispose of the FDI Stock to satisfy any existing or contemplated debt or undertaking. Seller recognizes that it may not be possible for him to liquidate his investment in the FDI

     Stock and, accordingly, he may have to hold the FDI Stock, and bear the economic risk of this investment, indefinitely.

          (vii) Seller understands that neither the Securities and Exchange Commission nor any other federal or state agency has recommended, approved or endorsed the purchase of the FDI Stock as an investment.

          (viii) Seller confirms that the FDI Stock was not offered to Seller by any means of general solicitation or general advertising, and that Seller has received no representations, warranties or written communications with respect to the FDI Stock other than those contained or described in this Agreement.

          (ix) Seller acknowledges that he has been provided or that Buyer has made available to him copies of Buyer's most recent Form 10-KSB, Form 10-QSB and any Form 8-KS and Form 4s filed since the most recent Form 10-QSB was filed.

          (x) Seller acknowledges that Buyer has given him a reasonable opportunity to ask questions and receive answers concerning his receipt of FDI Stock and to obtain any additional information which Buyer possesses or can acquire without unreasonable effort or expense that is necessary to verify the accuracy of information.

     SECTION 4. REPRESENTATIONS AND WARRANTIES REGARDING COMPANY.

     Seller and Company hereby jointly and severally represent and warrant to Buyer as of the date of this Agreement as follows:

     4.1 Organization and Good Standing. Company is a corporation duly organized and validly existing under the laws of the State of Indiana and has all necessary corporate power and authority to carry on its business, to own and lease the assets which it owns and leases, and to perform all its obligations. Company is duly qualified to do business as a foreign corporation and is in good standing (if and to the extent the concept of good standing is recognized) under the laws of each jurisdiction in which its ownership or leasing of assets or properties or the nature of its activities reasonably requires such qualification.

     4.2 Power and Authorization. Company has full legal right, power and authority to enter into and perform its obligations under this Agreement and under the other agreements and documents (the "Company Transaction Documents") required to be delivered by it prior to or at the Closing. The execution, delivery and performance by Company of this Agreement and the Company Transaction Documents have been duly authorized by all necessary corporate action. This Agreement has been duly and validly executed and delivered by Company and constitutes its legal, valid and binding obligation, enforceable against Company in accordance with its terms except as the same may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other laws affecting the enforcement of creditor's rights in general, and except that the enforceability of the Transaction Documents is subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or law). When executed and delivered as contemplated herein, each of the Company Transaction Documents shall constitute the legal, valid and binding obligation of Company, enforceable against Company in accordance with its terms except as the same may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other laws affecting the enforcement of creditor's rights in general, and except that the enforceability of the Transaction Documents is subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or law).

     4.3 No Conflicts.

          (a) The execution, delivery and performance of this Agreement and the Company Transaction Documents do not and will not (with or without the passage of time or the giving of notice):

               (i) violate or conflict with the Articles of Incorporation or Bylaws (or other organizational documents) of Company or any law binding upon Company;

               (ii) violate or conflict with, result in a breach of, or constitute a default or otherwise cause any loss of benefit under any material agreement or other material obligation to which Company is a party or by which it or its assets are bound, or give to others any right (including rights of termination, foreclosure, cancellation or acceleration), in or with respect to Company or any of its assets; or

               (iii) result in, require or permit the creation or imposition of any restriction, mortgage, deed of trust, pledge, lien, security interest or other charge, claim or encumbrance of any nature upon or with respect to the Shares, Company or any of Company's assets.

          (b) Each consent or approval of, or registration, notification, filing and/or declaration with, any court, government or governmental agency or instrumentality, creditor, lessor or other person required to be given or made by Company in connection with the execution, delivery and performance of this Agreement and the other agreements and instruments contemplated herein has been made or will be obtained or made prior to the Closing. There are no such consents, approvals, registrations, notifications, filings or declarations which have been obtained or made involving payment of premium or penalty by, or loss of benefit to, Company. Upon consummation of the transactions contemplated by this Agreement, Company will be entitled to continue to use all of the assets and properties now used by it in the same manner such assets and properties were used prior to Closing.

          (c) There are no judicial, administrative or other governmental actions, proceedings or investigations pending or, to Seller's knowledge, threatened that question any of the transactions contemplated by, or the validity of, this Agreement or any of the other agreements or instruments contemplated hereby or which, if adversely determined, would have an adverse effect upon Company's ability to enter into or perform its obligations under this Agreement or any of the other agreements or instruments contemplated hereby. Company has not received any request from any governmental agency or instrumentality for information with respect to the transactions contemplated hereby at any office located outside of Indiana.

     4.4 Capitalization. Company's authorized, issued and outstanding capital stock and its other securities are fully and accurately described in the Disclosure Statement. No person has any preemptive or other right with respect to any such equity interests or other securities and there are no offers, options, warrants, rights, agreements or commitments of any kind (contingent or otherwise) relating to the issuance, conversion, registration, voting, sale or transfer of any equity interests or other securities of Company (including, without limitation, the Shares) or obligating Company or any other person to purchase or redeem any such equity interests or other securities. The Shares constitute all of the issued and outstanding shares of capital stock of Company and have been duly authorized and are validly issued and outstanding, fully paid and nonassessable, and have been issued in compliance with applicable securities and other laws.

     4.5 Investments and Subsidiaries. The business of the Company is and has been conducted solely by and through Company and no other person, and Company does not directly or indirectly own, control or have any investment or other interest in any corporation, partnership, joint venture, business trust or other entity and Company has not agreed, contingently or otherwise, to share any profit, loss, cost or liability, or to indemnify any person or entity or to guaranty the obligations of any person or entity.

     4.6 Compliance with Laws.

          (a) Company is in material compliance with all applicable laws; and neither Company nor Seller has received any notice, order or other communication from any governmental agency or instrumentality of any alleged, actual or potential violation of or failure to comply with any law.

          (b) All federal, foreign, state, local and other governmental consents, licenses, permits, franchises, grants and authorizations (collectively, "Authorizations") required for the operation of the Business as currently conducted, are in full force and effect without any default or violation thereunder by Company or, to the knowledge of Seller, by any other party thereto, and Company has not received any notice of any claim or charge that Company is in violation of or in default under any such Authorization. No proceeding is pending or, to the knowledge of Seller, threatened by any person to revoke or deny the renewal of any Authorization of Company or Seller; and Company or Seller has not been notified that any such Authorization may not in the ordinary course be renewed upon its expiration or that by virtue of the transactions contemplated hereby any such Authorization may not be granted or renewed.

     4.7 Litigation. There are no claims, actions, suits, proceedings (arbitration or otherwise) or, to Company's or Seller's knowledge, investigations involving or affecting Company or its businesses or assets, or its directors, officers or shareholders in their capacities as such, before or by any court or governmental agency or instrumentality, or before an arbitrator of any kind; and no pending claim, action, suit, proceeding or investigation, if determined adversely, would either individually or in the aggregate have a material adverse effect on the earnings, business, operations, or financial condition of the Company. To Company's and Seller's knowledge, no such claim, action, suit, proceeding or investigation is presently threatened or contemplated. There are no unsatisfied judgments, penalties or awards against or affecting Company or any of its businesses, properties or assets.

     4.8 Financial Statements.

          (a) The Disclosure Statement includes the unaudited balance sheet of Company as of December 31, 2001 (including the notes thereto, if any, the "Company December Balance Sheet"), and the related statement of income for the calendar year then ended (the "Company Financial Statements"). The Company Financial Statements accurately and fairly present the financial condition and results of operations of Company as of the date thereof and for the period referred to, all in accordance with GAAP consistently applied.

          (b) The Disclosure Statement includes the Company's unaudited balance sheet as of --------------------- June 30, 2002 (the "Company June Interim Balance Sheet") and the related statement of income for the six months then ended (collectively the "Company June Interim Financial Statements"). The Company June Interim Financial Statements accurately and fairly present the financial condition and results of operations of Company as of the date thereof and for the period referred to, all in accordance with GAAP consistently applied.

          (c) The Company June Interim Balance Sheet reflects all material liabilities of Company, whether absolute, accrued or contingent, as of the date thereof. As of the date of Closing, Company will not have any material liability or material obligation of any nature that is not reflected on the Company June Interim Balance Sheet other than current liabilities (within the meaning of GAAP) incurred since the date thereof arising in the ordinary course of business consistent with past practice.

     4.9 Accounts Receivable. The Disclosure Statement includes a correct and complete accounts receivable aging of Company as June 30, 2002 reflecting the aggregate dollar amount of all accounts receivable of Company which have been outstanding for: 30 days or less; more than 30 but less than 61 days; more than 60 but less than 91 days; and more than 90 days. All accounts receivable existing as of the date of Closing (net of the Bad Debt Reserve) will be collected by Company exerting commercially reasonable collection efforts within 90 days of the date of this Agreement.

     4.10 Inventory. The Disclosure Statement includes a correct and complete list of all inventory of Company as of June 30, 2002. Company values its inventory for accounting purposes at Company's cost. Company's inventory does not contain any obsolete (held for more than 180 days) or damaged items.

     4.11 Real Property. The Disclosure Statement describes each interest in real property owned or leased by Company, including the location and a brief description thereof. Company owns all right, title and interest in all leasehold estates and other rights purported to be granted to it by the leases and other agreements listed in the Disclosure Statement, in each case free and clear of any restriction, mortgage, deed of trust, pledge, lien, security interest or other charge, claim, lien or encumbrance. All governmental permits, approvals and licenses required in connection with the use by Company of the real property leased by Company and all improvements thereon and the conduct of the Company's business thereon have been duly obtained, are in full force and effect and no proceedings are pending or, to Seller's knowledge, threatened which could reasonably be expected to lead to a revocation or other impairment of any thereof.

     4.12 Personal Property. Except for liens filed by Bank One, Indiana ("Permitted Encumbrances"), Company has good and marketable title to all of its properties and assets free and clear of any restriction, mortgage, deed of trust, pledge, lien, security interest or other charge, claim or encumbrance.

     4.13 List of Properties, Contracts, etc. The Disclosure Statement lists or adequately describes the following:

          (a) The Company's fixed asset depreciation schedule, which schedule accurately represents the fixed assets owned by Company.

          (b) A list of all assets leased by Company.

          (c) Each outstanding loan or advance (excluding advances to employees for ordinary and necessary business expenses made in the ordinary course of business) by Company to any person (including Seller and any director, officer, employee or shareholder of Company).

          (d) Each policy and binder of insurance, (including, without limitation, property, casualty, liability, life, health, accident, workers' compensation and disability insurance and bonding arrangements) owned by, or maintained for the benefit of, or respecting which any premium is paid directly or indirectly by Company.

          (e) Each outstanding power-of-attorney or similar power granted by Company for any purpose whatsoever.

          (f) Each evidence of indebtedness, note, advance, guaranty or letter of credit entered into, issued or to be issued, contingently or otherwise, by or for the benefit of Company, and all loan and other agreements relating thereto, which are not released at Closing.

          (g) Each restriction, deed of trust, pledge, lien, security interest or other charge, claim and encumbrance of any nature relating to or affecting any of the assets or properties of Company.

          (h) Each bank or other financial institution in which Company has a deposit account, line of credit or safe deposit box, the relevant account or other identifying number, and the names of all persons authorized to act or deal in connection therewith.

          (i) Company and Seller have made available for inspection by Buyer true and complete copies of each agreement, plan and other document which is in Seller's custody and which is required to be disclosed on the Disclosure Statement.

     4.14 Contracts. Each contract, agreement and commitment to which Company is a party or by which it or its assets are bound was made in the ordinary course of business, is in full force and effect and is valid, binding and enforceable against Company and, to the knowledge of Seller, the other parties thereto, each in accordance with its terms, except as the same may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other laws affecting the enforcement of creditor's rights in general, and general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or law). Company has performed all material obligations required to be performed by it under each such contract, agreement and commitment as of the Closing Date, and no condition exists or event has occurred which with notice or lapse of time would constitute a material default or a basis for delay or non-performance by Company or, to the knowledge of Seller, by any other party thereto. Each other party to each material contract, commitment and agreement has consented or been given sufficient notice (where such consent or notice is necessary) that the same shall remain in full force and effect following the Closing. Any exceptions to the foregoing are reflected on the Disclosure Statement.

     4.15 Intellectual Property. Company does not currently utilize and has never utilized any fictitious or assumed business name other than "Kingston Sales Corporation" Company has no registered trademarks, copyrights or other intellectual property rights. Company utilizes no proprietary or licensed software other than commercially available word processing, accounting, database and similar software programs, and Company has the right to use all such software programs in the manner used on the date of this Agreement. To Seller's knowledge, Company is the sole owner of all Company Intellectual Property (as hereinafter defined), free and clear of any lien, security interest, restriction, encumbrance or other adverse claim other than Permitted Encumbrances; and the Company has not granted or licensed to any person any right with respect to any Company Intellectual Property. The rights of Company in and to any of the Company Intellectual Property will not be limited or otherwise affected by reason of any of the transactions contemplated hereby. As used in this Agreement, "Company Intellectual Property" means all unregistered trademarks and service marks, unregistered copyrights, trade names (including the name "Kingston Sales Corporation") or customer lists and proprietary trade practices owned by Company as of Closing.

     4.16 Taxes

          (a) All federal, state, local and foreign returns and reports relating to Taxes (as defined herein), or extensions relating thereto, required to be filed by or with respect to Company on or before Closing have been timely and properly filed, and all such returns and reports are materially correct and complete as to the period then ending. After Closing, Buyer will cause Company to prepare a short-year income tax return for the period January 1, 2002 to July 31, 2002 (the "Short-Year Return"). Seller will be allocated all of Company's earnings during such period and pay the appropriate income taxes on such earnings.

          (b) All federal, state, local and foreign income, profits, franchise, sales, use, payroll, premium, occupancy, property, severance, excise, withholding, customs, unemployment, transfer and other taxes, including interest, additions to tax and penalties (collectively "Taxes") due or properly shown to be due on any return referred to in Section 4.16(a) by Company with respect to taxable periods ending on or prior to, and the portion of any interim period up to, the date hereof have been fully and timely paid or, in the case of Taxes not yet due, provided for on the June Interim Balance Sheet, or in the case of Taxes accruing after the date of the June Interim Balance Sheet date as reflected on the Disclosure Statement; and there are no levies, liens, or other encumbrances relating to Taxes existing, threatened or pending with respect to any asset of Company.

          (c) During the previous two (2) years, no audit letters have been received (nor are any audits currently pending) from the Internal Revenue Service ("IRS") or any other taxing authority in connection with any of the returns and reports referred to in subsection (a) above and no waivers of statutes of limitations have been given or requested with respect to any such returns and reports or with respect to any Taxes.

     4.17 Employee Benefits,

          (a) The Disclosure Statement contains a complete and correct list of all benefit --------------------- plans, arrangements, commitments and payroll practices, (whether or not employee benefit plans ("Employee

     Benefit Plans") as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), including, without limitation, sick leave, vacation pay, severance pay, salary continuation for disability, consulting or other compensation arrangements, retirement, deferred compensation, bonus, incentive compensation, stock purchase, stock option, health including hospitalization, medical and dental, life insurance and scholarship programs maintained for the benefit of any present or former employees of Company or to which Company has contributed or is or was within the last three years obligated to make payments.

          (b) With respect to each Employee Benefit Plan required to be listed on the Disclosure Statement: (i) each Employee Benefit Plan has been administered in material compliance with its terms, and is in compliance in all material respects with the applicable provisions of ERISA, the Code and all other applicable laws (including, without limitation, funding, filing, termination, reporting and disclosure and continuation coverage obligations pursuant to Title V of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA")); (ii) Company has made or provided for all contributions required under the terms of such Plans; (iii) there have been no "prohibited transactions" (as described in Section 4975 of the Code or in Part 4 of Subtitle B of Title I of ERISA) with respect to any Employee Benefit Plan; (iv) there are and during the past three years there have been no inquiries, proceedings, claims or suits pending or, to Seller's knowledge, threatened by any governmental agency or authority or by any participant or beneficiary against any of the Employee Benefit Plans, the assets of any of the trusts under such Plans or the Plan sponsor or the Plan administrator, or against any fiduciary of any of such Employee Benefit Plans with respect to the design or operation of the Employee Benefit Plans; (v) any plans intended to be "qualified" within the meaning of Section 401(a) of the Code have from their inception been so qualified, and any trust created pursuant to such plans are exempt from federal income tax under Section 501(a) of the Code and the Internal Revenue Service has issued such plans a favorable determination letter, which is currently applicable; and (vi) there is not any circumstance or event which would reasonably be expected to jeopardize the tax-qualified status of the plans or the tax-exempt status of any related trust, or which would cause the imposition of any liability, penalty or tax under ERISA or the Code with respect to any Employee Benefit Plan.

          (c) Company does not maintain and has not ever maintained or been obligated to contribute to a "Multi-employer Plan" (as such term is defined by Section 4001(a)(3) of ERISA) or a money purchase plan or a defined benefit plan which is subject to the minimum funding requirements of Part 3 of subtitle B of Title I of ERISA or subject to Section 412 of the Code.

          (d) With respect to each Employee Benefit Plan maintained by Company, no unsatisfied liabilities to participants, the IRS, the United States Department of Labor ("DOL"), the PBGC or to any other person or entity have been incurred as a result of the termination of any Employee Benefit Plan.

          (e) All reports and information required to be filed with the DOL, IRS and PBGC or with plan participants and their beneficiaries with respect to each Employee Benefit Plan required to be listed on the Disclosure Statement have been filed.

          (f) All employee benefit plans required to be listed on the Disclosure Statement may, without liability, be amended, terminated or otherwise discontinued except as specifically prohibited by federal law.

          (g) Any bonding required under ERISA with respect to any Employee Benefit Plan required to be listed on the Disclosure Statement has been obtained and is in full force and effect and no funds held by or under the control of Seller are plan assets.

          (h) Company does not maintain any retired life and/or retired health insurance plans which provide for continuing benefits or coverage for any employee or any beneficiary of an employee after such employee's termination of employment.

          (i) The consummation of the transactions contemplated by this Agreement will not, alone or together with any other event, (i) entitle any person to severance pay, unemployment compensation or any other payment;
     (ii) accelerate the time of payment or vesting, or increase the amount of compensation due to any such employee; or (iii) result in any liability under Title IV of ERISA or otherwise.

          (j) Any tax liability resulting from the classification of any employees as leased employees or independent contractors shall be assumed by Seller and paid by Seller in a timely manner.

          (k) Any exceptions to the foregoing subsections (a) through (j) are reflected on the Disclosure Statement.

     4.18 Directors, Officers and Employees. The Disclosure Statement sets forth the following information for each director and officer of Company: name, title and compensation paid by Company. All agreements with its directors and officers are terminable at will by Company. There are no contracts, arrangements or agreements in place which would require the payment of any severance or change of control payment.

     4.19 Affiliate Agreements. Except as described in the Disclosure Statement, there are no agreements, arrangements or understandings between Company on the one hand and Seller or any present or former director, shareholder or officer of Company or any member of the immediate family of or any person or entity controlling or controlled by any of such persons (a "Related Party"). Except as described in the Disclosure Statement, all agreements and arrangements between Company and all Related Parties are terminable by Company, upon written notice, without payment of penalty or premium of any kind. Seller does not have any claim or right against Company except as described in the Disclosure Statement.

     4.20 Absence of Certain Changes and Events

          (a) Since the date of the Company June Interim Balance Sheet, Company has conducted its businesses only in the usual and ordinary course consistent with past practice and there has not been any:

               (i) Declaration or payment of any dividend or other distribution or payment in respect of the shares of capital stock of Company or any repurchase or redemption of any such shares of capital stock or other securities;

               (ii) other than in the ordinary course, payment by Company of any bonus or increase of any compensation payable to any shareholder, director, officer or employee or entry into (or amendment of) any written employment, severance or similar agreement with any shareholder, director, officer or employee;

               (iii) adoption of or change in any Employee Benefit Plan or labor policy;

               (iv) damage, destruction or loss to any material asset or property of Company, whether or not covered by insurance;

               (v) entry into, amendment, termination or receipt of notice of termination of any material agreement or other material document or commitment which is required to be disclosed in the Disclosure Statement, or any material transaction (including, without limitation, any such relating to capital expenditures);

               (vi) sale (other than sales of inventory in the ordinary course of business), assignment, conveyance, lease, or other disposition of any asset or property of Company or mortgage, pledge, or imposition of any material lien or other material encumbrance on any asset or property of Company;

               (vii) incurrence or repayment of any material liability or material obligation (whether absolute or contingent) to any Related Party or other affiliated person or, other than current liabilities incurred and obligations under agreements entered into in the ordinary course of business consistent with past practice, to any other person or any discharge or satisfaction of any material lien, claim or encumbrance, other than in the ordinary course of business consistent with past practice;

               (viii) write-down or write-off of the value of any material asset except for write-downs and write-offs in the ordinary course of business consistent with past practice, or any cancellation or waiver of any other material claims or rights;

               (ix) any material change in the business or operations of Company or in the manner of conducting the same or entry by Company into any material transaction, other than in the ordinary course of business;

               (x) any material change in the accounting methods, principles or practices followed by Company, except as required by GAAP, or any material change in any of the assumptions underlying, or methods of calculating, any bad debt, contingency or other reserves or expenditures); or

               (xi) agreement, whether or not in writing, to do any of the foregoing by Company.

          (b) Since the date of the Company June Interim Balance Sheet, there has not been any material adverse change in the business, operations, properties, assets, prospects, working capital, or condition (financial or otherwise) of Company or any event, condition or contingency that is likely to result in such a material adverse change.

     4.21 Corporate Books.

          (a) The copies of the Articles of Incorporation of Company, as certified by the Secretary of State of its jurisdiction of incorporation, and of its Bylaws (or of its other comparable organizational documents), as certified by its secretary, which have been delivered to Buyer, are true, complete and correct and are in full force and effect as of the date hereof.

          (b) The stock records of Company fairly and accurately reflect the record ownership of all of its outstanding shares of capital stock. The minute books of Company contain materially complete and accurate records of all meetings held of, and corporate action taken by, the shareholders, the board of directors and each committee of the board of directors of Company. Complete and accurate copies, as of the date hereof, of all such minute books and stock records have been made available to Buyer.

     4.22 Brokers. No person acting on behalf of Company, any Related Party or any of its Affiliates or under the authority of any of the foregoing is or will be entitled to any brokers' or finders' fee or any other commission or similar fee, directly or indirectly, from any of such parties in connection with any of the transactions contemplated by this Agreement.

     4.23 Product Lines. Company carries the product lines listed on the Disclosure Statement. Company has an independent sales representative agreement in place with each of its suppliers allowing it to sell each of the product lines.

     Company has not received any verbal or written notice from any of its suppliers that the supplier has or intends to cancel its independent sales representative agreement with Company. Company is not aware of any circumstances that would reasonably be expected to cause any of its suppliers to cancel its independent sales representative agreement with Company. Company has a good working relationship with each of its suppliers in all material respects, and is not aware of any material dissatisfaction with Company by any of Company's suppliers.

     4.24 Full Disclosure. All documents and other papers (or copies thereof) delivered by or on behalf of Company in connection with the transactions contemplated by this Agreement are in the same form as maintained by Company internally, without alteration, except as provided in the Disclosure Statement, and are accurate and complete as to items in the custody of Company in all material respects.


     SECTION 5. REPRESENTATIONS AND WARRANTIES OF BUYER.

     Buyer hereby represents and warrants to Seller as of the date of this Agreement as follows:

     5.1 Organization and Good Standing. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has all necessary corporate power and authority to carry on its business as presently conducted, to own and lease the assets which it owns and leases and to perform all its obligations under each agreement and instrument by which it is bound.

     5.2 Power and Authorization. Buyer has full capacity, legal right, power and authority to enter into and perform its obligations under this Agreement and under the other agreements and documents (the "Buyer Transaction Documents") required to be executed and delivered by it prior to or at the Closing. The execution, delivery and performance by Buyer of this Agreement and the Buyer Transaction Documents have been duly authorized by all necessary corporate action. This Agreement has been duly and validly executed and delivered by Buyer and constitutes the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms except as the same may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other laws affecting the enforcement of creditor's rights in general, and except that the enforceability of the Transaction Documents is subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or law). When executed and delivered as contemplated herein, each of the Buyer Transaction Documents shall constitute the legal, valid and binding obligation of Buyer, enforceable against Seller in accordance with its terms except as the same may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other laws affecting the enforcement of creditor's rights in general, and except that the enforceability of the Transaction Documents is subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or law).

     5.3 No Conflicts.

          (a) The execution, delivery and performance of this Agreement and the Buyer Transaction Documents do not and will not (with or without the passage of time or the giving of notice):

               (i) violate or conflict with Buyer's Certificate of Incorporation or Bylaws or any law binding upon Buyer (ii) violate or conflict with, result in a breach of, or constitute a default or otherwise cause any loss of benefit under any material agreement or other material obligation to which Buyer is a party or by which it or its assets are bound, or give to others any right (including rights of termination, foreclosure, cancellation or acceleration), in or with respect to Buyer, its assets or any of its Affiliates' assets.

          (b) Each consent or approval of, or registration, notification, filing and/or declaration with, any court, government or governmental agency or instrumentality, creditor, lessor or other person required to be given or made by Buyer in connection with the execution, delivery and performance of this Agreement and the other agreements and instruments contemplated herein has been obtained or made, or will be obtained or made prior to the Closing.

          (c) There are no judicial, administrative or other governmental actions, proceedings or investigations pending or, to the knowledge of Buyer, threatened, that question any of the transactions contemplated by, or the validity of, this Agreement or any of the other agreements or instruments contemplated hereby or which, if adversely determined, would have a material adverse effect upon the ability of Buyer to enter into or perform its obligations under this Agreement or any such other agreements or instruments. Buyer has not received any request from any governmental agency or instrumentality for information with respect to the transactions contemplated hereby.

     5.4 Compliance With Laws. Buyer is in compliance with all applicable laws, orders, rules and regulations of all governmental bodies and agencies, except where such noncompliance would not materially affect the ability of Buyer to consummate the transactions contemplated by this Agreement. Buyer has not received notice of any noncompliance with the foregoing.

     5.5 Accuracy of Filings. All publicly-available filings made by Buyer with the Securities and Exchange Commission since September 1, 2000 are true and complete in all material respects, do not contain any untrue statement of material fact and do not omit to state a material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

     5.6 Compliance With Securities Law. The shares of FDI Stock to be issued to Seller at Closing will be fully issued, non-assessable, valid and outstanding as of the Closing, and will be validly issued in reliance upon an exemption from registration under, and in material compliance with, applicable federal and state securities laws, including without limitation the Securities Act of 1933, as amended, and the Securities and Exchange Act of 1934, as amended.

     5.7. Brokers. No person acting on behalf of Buyer or any of its affiliates or under the authority of any of the foregoing is or will be entitled to any brokers' or finders' fee or any other commission or similar fee, directly or indirectly, from any of such parties in connection with any of the transactions contemplated by this Agreement.

     5.8. Full Disclosure. All documents and other papers (or copies thereof) delivered by or on behalf of Buyer in connection with the transactions contemplated by this Agreement are in the same form as maintained by Buyer internally, without alteration, and are accurate and complete as to items in the custody of Buyer in all material respects.


     SECTION 6. NON-COMPETITION.

     For a period commencing on the Closing Date and ending on the fifth (5th) anniversary of the Closing Date, without the prior written consent of Buyer (which consent may be withheld in Buyer's sole and absolute discretion) Seller shall not, directly or indirectly, for himself or for any other person, proprietorship, partnership, corporation or trust, or any other entity, as an individual or as an owner, employee, agent, officer, director, trustee, or in any other capacity:

     (a) for the purpose of selling electronic products the same as or substantially similar to the products offered by Company as of the Closing Date (including but not limited to any type or brand of televisions, cable modems, direct TV systems, satellite dishes, DVD players, direct TV receivers and VCRs) ("Restricted Products"), Seller shall not solicit, participate or aid in the solicitation of orders for Restricted Products, or sell any Restricted Products to any of Company's customers who were serviced by Seller, solicited by Seller or who became customers of Company as a result of any actions taken by Seller;

     (b) for the purpose of selling Restricted Products, Seller shall not solicit, participate or aid in the solicitation of, or sell any Restricted Products to any of Company's customers who were customers, or had an ongoing business relationship with Company, at any time during the six (6) month period preceding the Closing Date;

     (c) contact, or aid or participate in the contact, including allowing the use of Seller's name in connection with the contact of, any of Company's customers who were customers, or had an ongoing business relationship with Company, at any time during the six (6) month period preceding the Closing Date, for the purpose of diverting their purchases of Restricted Products from Company;

     (d) for the purpose of selling Restricted Products, Seller shall not solicit, participate or aid in the solicitation of, represent or sell Restricted Products on behalf of any of the companies that Company represented at any time during the six (6) month period preceding the Closing Date.

     (e) for the purpose of selling Restricted Products, Seller shall not sell any of the product lines carried by Company at any time during the six
          (6) month period preceding the Closing Date.

     (f) solicit or contact or aid or participate in the contact, including allowing the use of Seller's name in connection with the contact of, Company's employees, for the purpose of inducing them to terminate their employment with Company;

     (g) engage in, conduct, promote, or participate in either as an owner, investor, employee, officer, director, trustee, or agent, or in any other capacity whatsoever, a business in competition with Company in the sale and offering of Restricted Products either directly or indirectly. The prohibitions and covenants enumerated in this Section 6(g) shall bind Seller in the following geographic area: All counties in the State of Indiana.

     Nothing in the foregoing provisions of this Section 6 shall prohibit Seller from purchasing for investment purposes only any stock or corporate security traded or quoted on a national securities exchange or national market system.

     Notwithstanding the foregoing, the restrictions on competition contained in this Section 6 shall terminate and be of no force and effect immediately if Buyer terminates that certain Employment Agreement made by and between Seller and Company and dated of even date herewith (the "Employment Agreement") without "cause" (as such term is defined in the Employment Agreement) during the two year period following Closing.

     Buyer and Seller agree that in the event of a breach of any of the covenants and prohibitions contained in this Section 6 by Seller, Buyer shall suffer immediate, immeasurable and irreparable harm and damage, and accordingly, the parties agree as follows:

     (a) These covenants shall be construed as agreements independent of any other provision of this Agreement, and the existence of any claim or cause of action by Seller against Buyer, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement of these covenants by Buyer;

     (h) (b) In the event of a violation of any of these covenants the terms of all covenants shall be automatically extended for a period equal to the violation;Buyer shall be entitled to recover reasonable attorney's fees incurred in the enforcement of these covenants;

     (i) Each covenant is separate and distinct from every other covenant, and in the event of the invalidity of any one covenant, the remaining covenants shall be deemed independent and enforceable. Further, although the parties agree that the scope, duration and territorial restrictions herein are reasonable and necessary for the protection of Buyer, the parties agree that the obligations with respect to each county and the duration thereof are a separate covenant, and in the event a Court should consider the territorial restrictions or duration too extensive, the Court shall consider the reasonableness and enforceability of the covenants with respect to each individual county and the duration thereof and shall modify the provisions so as to be valid and fully enforceable for the maximum scope, duration and geographic areas (but never for a larger scope, longer period or greater area than set forth above) as the Court shall find to be reasonable, necessary valid and legally enforceable;

     (j) These covenants are reasonable and necessary for the protection of Buyer's business interests, that irreparable injury will result to Buyer if Seller breaches any of these covenants, and that in the event of actual or threatened breach of any of these covenants, Buyer will have no adequate remedy at law. Seller accordingly agrees that in the event of any actual or threatened breach by Seller of any of these covenants, Buyer shall be entitled to immediate temporary injunctive and other equitable relief, without bond and without the necessity of showing actual monetary damages, subject to hearing as soon thereafter as possible. Nothing contained herein shall be construed as prohibiting Buyer from pursuing any other remedies available to it for such breach or threatened breach, including the recovery of any damages which it is able to prove; and

     (k) Buyer would not have entered into this Agreement but for Seller's agreement to be bound by and comply with the terms and conditions of this Agreement, including, without limitation, Section 6 hereof, and for Seller's agreement that the scope, duration and territorial restrictions of these covenants are reasonable.


     SECTION 7. CLOSING.

     7.1 Time and Place of Closing. The closing of the purchase and sale of the Shares (the "Closing") pursuant to this Agreement shall take place on August ___, 2002, at the offices of Drewry Simmons Pitts & Vornehm, LLP, 8888 Keystone Crossing, Suite 1200, Indianapolis, IN 46240, commencing at 10:00 a.m. local time or at such other date, time or place as may be agreed to by Buyer and Seller (the "Closing Date"). The Closing shall be effective on the Effective Date except as otherwise specified in this Agreement.

     7.2 Deliveries at the Closing. At the Closing, in addition to the other actions contemplated elsewhere herein:

          (a) Seller shall deliver, or shall cause to be delivered, to Buyer the following:

               (i) certificates representing all of the Shares, duly endorsed for transfer or with stock powers affixed thereto, executed in blank in proper form for transfer;

               (ii) a duly executed counterpart of the Employment Agreement, in substantially the form of that attached hereto as Exhibit A;

               (iii) a counterpart, duly executed by Kingston Design, LLC, of a Lease for Company's offices in substantially the form of that attached hereto as Exhibit B (the "Lease");

               (iv) a duly executed counterpart of a Voting Agreement, wherein certain stockholders of Buyer agree to vote their shares of stock of Buyer in favor of election of Seller to Buyer's Board of Directors, in substantially the form of that attached hereto as Exhibit C (the "Voting Agreement");

               (v) a duly executed counterpart of a Registration Rights Agreement, wherein Buyer grants to Seller certain registration rights with respect to the FDI Stock, in substantially the form of that attached hereto as Exhibit D (the "Registration Rights Agreement")

               (vi) such other documents and instruments as Buyer may reasonably request to effectuate or evidence the transactions contemplated by this Agreement.

          (b) Company shall, and Seller shall cause Company to, deliver to Buyer the following:

               (i) a copy of Company's Articles of Incorporation, certified as of a recent date by the Secretary of State of the State of Indiana and by the Secretary of Company, and a copy of Company's By-laws certified by the Secretary of Company, each including any and all amendments to date;

               (ii) a Certificate of Existence of a recent date for Company, certified by the Secretary of State of the State of Indiana;

               (iii) copies of the resolutions of the board of directors or corresponding governing body of Company authorizing the execution, delivery and performance of this Agreement and the other agreements and instruments referred to herein, certified as of the Closing Date by the Secretary or an Assistant Secretary of Company;

               (iv) the original corporate seals, minute books and stock transfer and record books of Company as they exist on the Closing and such of its files, books and records as Buyer may reasonably request;

               (v) a duly executed counterpart of the Lease;

               (vii) a duly executed counterpart of the Employment Agreement;

               (viii) such other documents and instruments as Buyer may reasonably request to effectuate or evidence the transactions contemplated by this Agreement.

          (c) Buyer shall deliver, or shall cause to be delivered, to Seller the items described below:

               (i) the Purchase Price;

               (ii) certificates representing the FDI Stock, duly and validly issued in the name of Seller;

               (iii) a copy of the resolutions of the Board of Directors of Buyer authorizing the execution, delivery and performance by Buyer of this Agreement and the other agreements and instruments referred to herein, certified as of the Closing by the Secretary or an Assistant Secretary of Buyer; (iv) a Certificate of Good Standing of a recent date for Buyer, certified by the Secretary of State of the State of Delaware;

               (v) a copy of Buyer's Certificate of Incorporation, certified as of a recent date by the Secretary of State of the State of Delaware and by the Secretary or an Assistant Secretary of Buyer, and a copy of Buyer's By-laws certified by the Secretary or an Assistant Secretary of Buyer, each including any and all amendments to date;

               (vi) a duly executed counterpart of the Registration Rights Agreement;

               (vii) one or more counterparts of the Voting Agreement, duly executed by each of John F. Fisbeck and Carter Fortune;

               (ix) a duly executed Personal Guaranty, executed by John F. Fisbeck, wherein Mr. Fisbeck guarantees Buyer's payment and performance of its obligations with respect to the Put Option, in substantially the form of that attached hereto as Exhibit E;

               (x) a duly executed Personal Guaranty, executed by Carter Fortune, in substantially the form of that attached hereto as Exhibit F;

               (xi) written verification of the payment in full and complete satisfaction of all obligations of Company under and in connection with its line of credit with Bank One Indianapolis, N.A. (the "Bank One Line of Credit"); and

               (xii) such other documents and instruments as Seller may reasonably request to effectuate or evidence the transactions contemplated by this Agreement.

     7.3 Confidential Information. From and after the Closing, unless expressly consented to in writing by Buyer, except in connection with Seller's performance under the Employment Agreement, Seller and his Affiliates shall not directly or indirectly use or disclose to any third person any trade secret, financial data, customer list, pricing or marketing policies or plans or other proprietary or confidential information relating to Buyer or Company.

     7.4 Negotiations. Buyer acknowledges and agrees that it has negotiated on behalf of Company, and has authorized the execution and delivery by Company at Closing of, the Lease and the Employment Agreement.



     SECTION 8. INDEMNIFICATION

     8.1 Indemnification by Seller. Subject to Section 8.5, Seller shall indemnify and hold Buyer and its officers, directors and shareholders harmless against and in respect of any and all losses, costs, expenses, claims, damages, obligations and liabilities, including interest, penalties and reasonable attorneys' fees and disbursements ("Damages"), which Buyer or any such indemnitee may suffer, incur or become subject to arising out of, based upon or otherwise in respect of: (a) any inaccuracy in or breach of any representation or warranty of Company or Seller made in or pursuant to this Agreement or any Transaction Document; (b) any breach or nonfulfillment of any covenant or obligation of Company or Seller contained in this Agreement or any Transaction Document; (c) any liability or other obligation of Company existing on the Closing Date, or arising thereafter based on facts and circumstances existing prior to or on the Closing Date, and not disclosed in the Company June Interim Balance Sheet, this Agreement or the Disclosure Statement, other than current liabilities incurred in the ordinary course of business consistent with past practice; (d) any matters described or required to be described on the Disclosure Statement pursuant to Section 4.7; (e) all liability of Company for Taxes that are due or accrue on or before the Closing Date, but only to the extent such Tax liabilities exceed $6,500.00; (f) any liability or obligation of Company (or of Buyer as successor) resulting from personal liability claims, product liability claims or warranty claims (whether based in tort, contract or otherwise) relating to any products sold or distributed by Company on or prior to the Closing Date; (g) any failure of any Employee Benefit Plan (including, without limitation, prior plans maintained by, or contributed to by, Company or any ERISA Affiliate which are not listed on the Disclosure Statement) to comply in form or in operation with the Code, ERISA or rules or regulations thereunder.

     8.2 Indemnification by Buyer. Buyer shall indemnify and hold Seller and his Affiliates, successors, heirs and assigns harmless against and in respect of any and all Damages which Seller or any such indemnitee may suffer, incur or become subject to arising out of, based upon or otherwise in respect of: (a) any inaccuracy in or breach of any representation or warranty of Buyer made in or pursuant to this Agreement or any Buyer Transaction Document; (b) any breach or nonfulfillment of any covenant or obligation of Buyer contained in this Agreement or any Buyer Transaction Document; and (c) the operation of Company after the Closing Date except for any Damages resulting directly or indirectly from any acts or omissions of Seller.

     8.3 Inter-Party Claims. Any party seeking indemnification pursuant to this Section (the "Indemnified Party") shall promptly notify the other party or parties from whom such indemnification is sought (the "Indemnifying Party") of the Indemnified Party's assertion of such claim for indemnification, specifying the basis of such claim. The Indemnified Party shall thereupon give the Indemnifying Party reasonable access to the books, records and assets of the Indemnified Party which evidence or support such claim or the act, omission or occurrence giving rise to such claim and the right, upon prior notice during normal business hours, to interview any appropriate personnel of the Indemnified Party related thereto.

     8.4 Third Party Claims.

          (a) Each Indemnified Party shall promptly notify the Indemnifying Party of the assertion by any third party of any claim with respect to which the indemnification set forth in this Section relates (which shall also constitute the notice required by Section 8.3). The Indemnifying Party shall have the right, upon notice to the Indemnified Party within twenty
     (20) business days after the receipt of any such notice, to undertake the defense of with counsel reasonably acceptable to the Indemnified Party, or, with the consent of the Indemnified Party (which consent shall not unreasonably be withheld), to settle or compromise such claim. The failure of the Indemnifying Party to give such notice and to undertake the defense of or to settle or compromise such a claim shall constitute a waiver of the Indemnifying Party's rights under this Section 8.4(a) and shall preclude the Indemnifying Party from disputing the manner in which the Indemnified Party may conduct the defense of such claim or the reasonableness of any amount paid by the Indemnified Party in satisfaction of such claim.

          (b) The election by the Indemnifying Party, pursuant to Section 8.4(a), to undertake the defense of a third-party claim shall not preclude the party against which such claim has been made also from participating or continuing to participate in such defense, so long as such party bears its own legal fees and expenses for so doing.

     8.5 Limitations and Requirements.

          (a) Seller shall have no obligation to indemnify Company, Buyer or any other person against Damages pursuant to Section 8.1 of this Agreement unless and until the aggregate of all such Damages suffered or incurred by Company, Buyer and such persons exceeds $30,000; in which event Company, Buyer and such persons shall be entitled to indemnification for the full amount of all Damages suffered or incurred in excess of $30,000 (only). Seller shall have no obligation to pay to Company or Buyer or any other indemnitee hereunder any indemnification payment amounts in excess of $3,000,000 in the aggregate.

          (b) Except as may otherwise expressly be provided in this Agreement, no claim arising out of or based upon any inaccuracy in or breach of any representation or warranty contained in this Agreement or any Transaction Document shall be made unless a claim arises and written notice pursuant to
     Section 8.4 is delivered to the Indemnifying Party within two (2) years after the Closing Date; provided that any such claim arising out of or based upon any inaccuracy in or breach of any representation or warranty made in or pursuant to: (i) Sections 3.1, 3.3, 4.2, 4.4, 5.1, 5.2 or 5.6 may be made at any time; and (ii) Sections 4.16 or 4.17 may be made at any time before the expiration of the longest statute of limitations period applicable to an action brought by the appropriate taxing or other regulatory agency with respect to the matters forming the basis for such a claim.

          (c) Except as expressly provided herein, Seller shall have no rights, hereunder or otherwise, to indemnification or contribution from Company with respect to any matter arising prior to the date of this Agreement, including, without limitation, any inaccuracy in or breach of any representation or warranty of Company made in or pursuant to this Agreement or any Transaction Document, or any breach or nonfulfillment of any covenant or obligation of Company contained in this Agreement or any Transaction Document, and Seller hereby irrevocably releases Company from any liability for any such claim; provided, however, that the foregoing shall not be deemed to release or waive (i) any claim for indemnification, whether already arisen or yet to arrive, to which Seller otherwise would be entitled by virtue of or in connection with his service as an officer and director of Company pursuant to applicable statutes or as described in Company's articles or by-laws; or (ii) any claim arising or yet to arise under the Employment Agreement, the Lease or any other agreement, arrangement or relationship existing by and between Seller (or Seller's Affiliates) and Company after the date of this Agreement.

          (d) The indemnification obligations of the parties contained herein are not intended to waive or preclude any other claims, rights or remedies which may exist at law (whether statutory or otherwise) or in equity with respect to the matters covered by the indemnifications.

     SECTION 9. TAX RETURNS

     Buyer shall cause Company to prepare and file when due the Short-Year Return. Buyer and Company shall permit Seller to review and comment on the Short-Year Return within a reasonable period before the Short-Year Return is filed. Buyer, Company and Seller shall cooperate fully, as and to the extent required by any other party, in connection with the preparation and filing of the Short-Year Return, and in connection with any audit, litigation or other proceeding with respect to the Short-Year Return.

     SECTION 10. MISCELLANEOUS.

     10.1 Knowledge. All references to Seller's "knowledge" shall be deemed to refer to the actual knowledge of Seller, after a reasonable comprehensive inquiry. All references to Buyer's "knowledge" shall be deemed to refer to the actual knowledge of Mr. Fisbeck and/or Mr. Fortune, after a reasonable comprehensive inquiry.

     10.2 Survival of Representations and Warranties. The representations and warranties made by the parties in this Agreement and in the certificates, documents and schedules delivered pursuant hereto shall survive the consummation of the transactions herein contemplated for a period of two years following Closing; provided, however, that (a) the representations and warranties contained in Sections 3.1, 3.3, 4.2, 4.4, 5.1, 5.2 or 5.6 shall not terminate, and (b) the representations and warranties contained in Sections 4.16 and 4.17 shall survive Closing for a period equal to the period of applicability of the longest statute of limitation applicable to an action brought by the appropriate taxing or other regulatory agency with respect to the matters described therein.

     10.3 Further Assurances. Each party hereto shall, from time to time and without further consideration, either before or after the Closing, execute such further instruments and take such other actions as any other party hereto shall reasonably request in order to fulfill its obligations under this Agreement and to effectuate the purposes of this Agreement and to provide for the orderly and efficient transition of the ownership of Company to Buyer.

     10.4 Costs and Expenses. Except as otherwise expressly provided herein, each party shall bear its own expenses in connection herewith. Any and all legal and accounting fees, transfer, sales, use, documentary and similar taxes and recording and filing fees, incurred in connection with the transactions contemplated herein on behalf of Seller or Company prior to Closing shall be paid by Seller and not by Company.

     10.5 Public Announcements. After Closing, none of Company, Seller or Buyer shall make any public announcement or disclosure relating to the transactions contemplated herein without the prior agreement of each other party hereto, provided that each party shall use best efforts to consult with the other in advance of any disclosure required by law, but the agreement of the other parties hereto shall not be required.

     10.6 Notices. All notices or other communications permitted or required under this Agreement shall be in writing and shall be sufficiently given if and when hand delivered to the persons set forth below or if sent by documented overnight delivery service or registered or certified mail, postage prepaid, return receipt requested, or by facsimile, receipt acknowledged, addressed as set forth below or to such other person or persons and/or at such other address or addresses as shall be furnished in writing by any party hereto to the others. Any such notice or communication shall be deemed to have been given as of the date received, in the case of personal delivery, or on the date shown on the receipt or confirmation therefor in all other cases.

                          To Seller:
                          ---------
                          Robert J. Kingston
                          12158 Crestwood Drive
                          Carmel, IN  46033

                          With a copy to:

                          John A. Millspaugh, Esq.
                          Bose McKinney & Evans LLP
                          2700 First Indiana Plaza
                          135 North Pennsylvania Street
                          Indianapolis, IN  46204
                          Fax:   (317) 684-5173

                           To Buyer:
                           --------

                          Fortune Diversified Industries, Inc.
                          Attention:  Carter Fortune
                          6809 Corporate Drive
                          Indianapolis, IN  46278

                           with a copy to:

                           Robert J.  Milford, Esquire
                           DREWRY SIMMONS PITTS & VORNEHM, LLP
                           8888 Keystone Crossing, Suite 1200
                           Indianapolis, IN  46240
                           Fax:  (317) 580-4855


     10.7 Assignment and Benefit.

          (a) Buyer may assign this Agreement in whole or in part to any subsidiary or to any person which becomes a successor in interest (by purchase of assets or membership interests, or by merger, or otherwise) to Buyer; provided, however, that, notwithstanding any such assignment, Buyer shall remain liable for its obligations hereunder. Seller shall not assign this Agreement or any rights hereunder, or delegate any obligations hereunder, without prior written consent of Buyer. Subject to the foregoing, this Agreement and the rights and obligations set forth herein shall inure to the benefit of, and be binding upon, the parties hereto, and each of their respective successors, heirs and assigns.

          (b) This Agreement shall not be construed as giving any person, other than the parties hereto and their permitted successors, heirs and assigns, any legal or equitable right, remedy or claim under or in respect of this Agreement or any of the provisions herein contained, this Agreement and all provisions and conditions hereof being intended to be, and being, for the sole and exclusive benefit of such parties, and permitted successors, heirs and assigns and for the benefit of no other person or entity.

     10.8 Arbitration

          (a) All disputes arising out of or relating to this Agreement, the Company Transaction Documents, the Seller Transaction Documents or the Buyer Transaction Documents which cannot be settled by the parties shall promptly be submitted to and determined in arbitration in Indianapolis, Indiana by a panel of three arbitrators (unless otherwise agreed by the parties), of whom Buyer shall select one, the Seller shall select one and the third shall be selected by the two previously selected, pursuant to the rules and regulations then obtaining of the American Arbitration Association; provided that nothing herein shall preclude either party from seeking, in any court of competent jurisdiction, injunctive relief or other equitable remedies in the case of any breach or threatened breach by Seller of Section 1 hereof. The decision of the arbitrators shall be final and binding upon the parties and judgment upon such decision may be entered in any court of competent jurisdiction.

          (b) Discovery shall be allowed pursuant to the United States Federal Rules of Civil Procedure and as the arbitrators determine appropriate under the circumstances.

          (c) Such arbitrators shall be required to apply the contractual provisions hereof in deciding any matter submitted to them and shall not have any authority, by reason of this Agreement or otherwise, to render a decision that is contrary to the mutual intent of the parties as set forth in this Agreement. THE ARBITRATORS SHALL APPLY THE SUBSTANTIVE LAWS OF THE STATE OF INDIANA IN ANY ARBITRATION CONDUCTED PURSUANT TO THIS PROVISION.

     10.9 Amendment. Modification and Waiver. The parties may amend or modify this Agreement in any respect. Any such amendment, modification, extension or waiver shall be in writing and signed by all parties hereto. The waiver by a party of any breach of any provision of this Agreement shall not constitute or operate as a waiver of any other breach of such provision or of any other provision hereof, nor shall any failure to enforce any provision hereof operate as a waiver of such provision or of any other provision hereof.

     10.10 Governing Law. This Agreement is made pursuant to, and shall be construed and enforced in accordance with, the laws of the State of Indiana (and United States federal law, to the extent applicable), irrespective of the principal place of business, residence or domicile of the parties hereto, and without giving effect to otherwise applicable principles of conflicts of law. Nothing contained herein or in any Transaction Document shall prevent or delay Buyer from seeking, in any court of competent jurisdiction, specific performance or other equitable remedies in the event of any breach or intended breach by Seller of any of its obligations hereunder.

     10.11 Section Headings and Defined Terms. The section headings contained herein are for reference purposes only and shall not in any way affect the meaning and interpretation of this Agreement. The terms defined herein and in any agreement executed in connection herewith include the plural as well as the singular and the singular as well as the plural, and the use of masculine pronouns shall include the feminine and neuter. Except as otherwise indicated, all agreements defined herein refer to the same as from time to time amended or supplemented or the terms thereof waived or modified in accordance herewith and therewith.

     10.12 Severability. The invalidity or unenforceability of any particular provision, or part of any provision, of this Agreement shall not affect the other provisions or parts hereof, and this Agreement shall be construed in all respects as if such invalid or unenforceable provisions or parts were omitted.

     10.13 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original; and any person may become a party hereto by executing a counterpart hereof, but all of such counterparts together shall be deemed to be one and the same instrument.

     10.14 Entire Agreement. This Agreement, together with the Disclosure Statement and the agreements, exhibits, schedules and certificates referred to herein or delivered pursuant hereto, constitute the entire agreement between the parties hereto with respect to the purchase and sale of the Shares and supersede all prior agreements and understandings. Disclosure of any matter, fact or circumstance in one part of the Disclosure Statement shall be deemed to be a disclosure thereof for purposes of any other part of the Disclosure Statement. The submission of a draft of this Agreement or portions or summaries thereof does not constitute an offer to purchase or sell the Shares, it being understood and agreed that neither Buyer or Seller shall be legally obligated with respect to such a purchase or sale or to any other terms or conditions set forth in such draft or portion or summary unless and until this Agreement has been duly executed and delivered by all parties.

     10.15 Rights of First Refusal. Subject to the terms and conditions specified in this Section, Buyer hereby grants to Seller a right of first refusal with respect to future sales of Kingston (as hereinafter defined). In the event that Company or Buyer or any Affiliate thereof desires to sell or otherwise transfer all or substantially all of the assets of Company including all or substantially all of the stock or other equity interest in Company (collectively, "Kingston"), in a single transaction or a series of transactions, and whether through the sale or other transfer of assets, merger, consolidation, sale of stock or otherwise, Buyer shall first obtain a bona fide, arms'-length written offer (a "Third Party Offer") from the proposed purchaser describing in detail the assets to be transferred, the proposed structure of the transfer transaction, the purchase price and the other terms upon which the proposed purchaser proposes to purchase Kingston. Buyer shall deliver a notice in accordance with Section 10.6 (each a "Kingston Sale Notice") to Seller (a) stating its bona fide intention to sell Kingston, and (b) describing in detail the terms of the Third Party Offer. By written notice delivered to Buyer, within 30 calendar days after receipt of the Kingston Sale Notice, Seller may elect to purchase or obtain Kingston, at the price and upon substantially the same terms as those specified in the Third Party Offer and the Kingston Sale Notice. If Seller does not elect to purchase Kingston within this 30 day period, Buyer may, during the following 60 day period, sell Kingston to the original third party proposed purchaser on the terms provided in the Kingston Sale Notice. If Buyer does not enter into an agreement for the sale of Kingston within such period, or if such agreement is not consummated within 180 days of the execution thereof, the right provided hereunder shall be deemed to be revived and Kingston shall not be offered unless first reoffered to Seller in accordance herewith.

     IN WITNESS WHEREOF, each of the parties hereto has duly executed this Agreement, under seal, all as of the date first above written.


                                      FORTUNE DIVERSIFIED, INDUSTRIES, INC.



                                      By:________________________________
                                               Carter Fortune, CEO


                                      KINGSTON SALES CORPORATION


                                      By:________________________________
                                          Robert J. Kingston, President


                                      ___________________________________
                                      Robert J. Kingston